UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2026

Flagstar Bank, National Association
(Exact Name of Registrant as Specified in Charter)

United States of America	1-31565	38-2734984
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

102 Duffy Avenue,	Hicksville,	New York	11801
(Address of principal executive offices)
(516) 683-4100
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	FLG	New York Stock Exchange
Bifurcated Option Note Unit Securities SM	FLG PRU	New York Stock Exchange
Depositary Shares each representing a 1/40th interest in a share of Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock	FLG PRA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 18, 2026, Flagstar Bank, N.A. (the “Bank”) implemented leadership updates which further strengthen the Bank’s executive management team and support the continued execution of its long-term strategic plan, senior executive development, and succession planning.

As part of these planned changes, Joseph M. Otting, Executive Chairman, President, and Chief Executive Officer, will relinquish the title and role of President, while continuing to serve as Executive Chairman and Chief Executive Officer, and Richard Raffetto, Senior Executive Vice President and President of Commercial and Private Banking of the Bank, and Lee Smith, Senior Executive Vice President and Chief Financial Officer of the Bank, will serve as Co-Presidents and Co-Chief Operating Officers of the Bank, effective immediately.

In their expanded roles, Messrs. Raffetto and Smith will assume additional leadership responsibilities across key operational and strategic functions, further enhancing organizational alignment and continuing momentum across the Bank’s business lines. Mr. Raffetto will become the Bank’s Chief Banking Officer and will lead all commercial lending and relationship banking verticals, including commercial real estate, as well as consumer banking and private banking. Mr. Smith will remain Chief Financial Officer overseeing accounting and finance, treasury, investor relations, corporate real estate and vendor management, and mortgage banking. In addition, he will now have oversight for human resources, information technology, and operations. Messrs. Smith and Raffetto will both continue to report to the Chief Executive Officer and work closely with the Board of Directors to support the Bank’s long-term strategic vision.

In addition, effective May 18, 2026, Bao Nguyen, Senior Executive Vice President, General Counsel and Chief of Staff of the Bank, will become the Bank’s Chief Legal Officer and remain Chief of Staff, reporting to the Chief Executive Officer. The Bank’s General Counsel, as well as the strategic planning, regulatory affairs, and community investment functions will report to Mr. Nguyen. He will also add the new role of Chief Operating Officer for Consumer and Retail Banking and in this capacity, he will work with Reggie Davis, Senior Executive Vice President and President of Banking, who will continue to lead the Bank’s consumer and retail banking business. Also, effective upon the changes in Mr. Nguyen’s responsibilities, Peter Sullivan, Senior Deputy General Counsel and Chief Regulatory Counsel of the Bank, will become the Bank’s General Counsel and assume day-to-day management of the Bank’s legal department.

In connection with these planned changes, on May 18, 2026, the Bank entered into an amended and restated employment agreement with Mr. Otting in his role as Executive Chairman and Chief Executive Officer. The amended and restated employment agreement provides for a term ending on March 6, 2028 and may be extended or renewed upon the prior written agreement of the Bank and Mr. Otting. Under the amended and restated employment agreement, Mr. Otting’s base salary will be increased to $1,400,000, effective as of March 6, 2027, and Mr. Otting will have a target annual cash bonus opportunity of $2,250,000 for 2026 and $2,500,000 for 2027 under the Bank’s short-term cash incentive program. In addition, on May 18, 2026, Mr. Otting will receive a restricted stock unit award with a grant date fair value of $10,000,000, based on the opening stock price of the Bank’s common stock on May 18, 2026, which will vest in equal quarterly installments over the period from March 6, 2027 through March 6, 2028. The amended and restated employment agreement provides that if Mr. Otting’s employment is terminated by Mr. Otting for good reason (as defined in the agreement), or by the Bank without cause (as defined in the agreement) prior to March 6, 2028. Mr. Otting will be entitled to receive two times his base salary and target bonus. The amended and restated employment agreement also provides that Mr. Otting will be entitled to receive an amount equal to one times his base salary and bonus in effect as of immediately prior to March 6, 2028 in exchange for agreeing to certain post-employment restrictive covenants,.

Messrs. Raffetto, Smith and Nguyen will not receive any additional cash or equity-based compensation in connection with their appointment to their new roles.

Biographical and other information about Messrs. Raffetto, Smith and Nguyen can be found in the section of the definitive proxy statement on Schedule 14A, filed by the Bank with the Securities and Exchange Commission on April 30, 2026, titled “Executive Officers Who Are Not Directors and Their Business Experience,” which is incorporated herein by reference.

ITEM 8.01	Other Events.

On May 18, 2026, the Bank issued a press release announcing the leadership changes described in Item 5.02. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

Exhibit	Description of Exhibit
No.
99.1	Press release issued by the Bank on May 18, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:	May 18, 2026	Flagstar Bank, National Association

/s/ Salvatore DiMartino
Salvatore DiMartino
Executive Vice President and Director of Investor Relations